  EXHIBIT 99.3

      Financial Statements and
      Report of Independent Certified Public Accountants

      Bella Pictures, Inc.

      December 31, 2009 and 2008

                                                                                                                                                                                                                                             Audit ● Tax ● Advisory
Report of Independent Certified Public Accountants                                                                                                                                                Grant Thornton LLP
                                                                                                                                                                                                                                           One California Street, Suite 2300
                                                                                                                                                                                                                                           San Francisco, CA  94111-5424
Board of Directors
Bella Pictures, Inc.                                                                                                                                                                                                             T 415.986.3900
                                                                                                                                                                                                                                              F 415.986.3916
                                                                                                                                                                                                                                           www.GrantThornton.com

We have audited the accompanying balance sheets of Bella Pictures, Inc. (the “Company”) as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity (deficiency), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bella Pictures, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company incurred a net loss of $16,985,411 during the year ended December 31, 2009, and, as of that date, the Company’s total liabilities exceeded its total assets by $13,550,317. These factors, among others, as discussed in Note 2 to the financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Grant Thornton LLP
________________________
Grant Thornton LLP

San Francisco, California
September 24, 2010

BELLA PICTURES, INC.
Balance Sheets
December 31,

	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$694,495	$127,337
Prepaid expenses	708,949	806,362
Other current assets	577,580	818,648
Restricted cash and certificates of deposit	2,698,138	7,448,138
Total current assets	4,679,162	9,200,485

Property and equipment, net	2,180,986	2,022,919
Other long-term assets	532,693	581,576

Total assets	$7,392,841	$11,804,980

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities
Accounts payable	$536,767	$811,584
Current portion of loan obligations	707,226	658,910
Accrued liabilities	840,568	819,927
Customer deposits	3,071,656	4,003,414
Deferred revenue	8,220,967	8,021,477
Total current liabilities	13,377,184	14,315,312

Long-term liabilities
Series F preferred stock warrants	4,002,150	-
Long-term portion of loan obligations	3,502,492	6,209,650
Other long-term liabilities	61,332	8,229
Total long-term liabilities	7,565,974	6,217,879

Total liabilities	20,943,158	20,533,191
Commitments (Note 6)

Stockholders' equity (deficiency)
Series A preferred stock; $0.001 par value, 2,078,623 shares authorized; 1,267,599 and 1,408,443 shares issued and
outstanding at December 31,2009 and 2008; aggregate liquidation preference - $899,995	1,267	1,408
Series B preferred stock; $0.001 par value, 940,484 shares authorized; 906,432 and 7,989,795 shares issued and
outstanding at December 31,2009 and 2008; aggregate liquidation preference - $798,567	907	7,990
Series C preferred stock; $0.001 par value, 6,919,051 shares authorized; 101,569 and 9,981,533 shares issued and
outstanding at December 31,2009 and 2008; aggregate liquidation preference - $164,999	103	9,982
Series D preferred stock; $0.001 par value, 1,638,624 shares authorized; 51,610 and 7,829,274 shares issued and
outstanding at December 31,2009 and 2008; aggregate liquidation preference - $100,000	52	7,829
Series E-1 preferred stock; $0.001 par value, 2,219,467 shares authorized; 140,844 shares issued and outstanding at
December 31,2009; aggregate liquidation preference - $99,999	141	-
Series E-2 preferred stock; $0.001 par value, 8,023,847 shares authorized; 7,083,363 shares issued and outstanding
at December 31,2009; aggregate liquidation preference - $6,240,443	7,083	-
Series E-3 preferred stock; $0.001 par value, 10,027,701 shares authorized; 3,108,650 shares issued and outstanding
at December 31,2009; aggregate liquidation preference - $5,113,729	3,108	-
Series E-4 preferred stock; $0.001 par value, 7,867,981 shares authorized;
6,229,357 shares issued and outstanding at December 31,2009; aggregate liquidation preference - $12,070,002	6,229	-
Series F preferred stock; $0.001 par value, 27,328,899 shares authorized; 9,857,285 shares issued and outstanding at
December 31,2009; aggregate liquidation preference - $20,696,356	9,857	-
Junior preferred stock: $0.001 par value; 1 share authorized and outstanding as of December 31, 2009	-	-
Common stock: $0.001 par value; 90,000,000 shares authorized; 3,396,284 and 3,364,045 shares issued and outstanding
at December 31, 2009 and 2008	3,396	3,364
Additional paid-in capital	51,855,955	39,694,220
Accumulated deficit	(65,438,415)	(48,453,004)
Total stockholders' equity (deficiency)	(13,550,317)	(8,728,211)

Total liabilities and stockholders' equity (deficiency)	$7,392,841	$11,804,980

The accompanying notes are an integral part of these financial statements.

BELLA PICTURES, INC.
Statements of Operations
December 31,

	2009	2008

Net revenues	$13,160,713	$12,006,857
Cost of sales	7,079,119	8,386,316

Gross profit	6,081,594	3,620,541

Sales, marketing and business development and marketing	11,611,854	14,971,172
General and administrative	5,108,567	7,102,944

Loss from operations	(10,638,827)	(18,453,575)

Interest expense	(5,714,915)	(221,094)
Loss on change in fair value of warrants	(770,150)	-
Interest and other income	143,119	125,767
Other income (expense)	(6,341,946)	(95,327)

Loss before income taxes	(16,980,773)	(18,548,902)

Income tax expense	(4,638)	(1,480)

Net loss	$(16,985,411)	$(18,550,382)

The accompanying notes are an integral part of these financial statements.

BELLA PICTURES, INC.
Statements of Stockholders’ Equity (Deficiency)
For the year ended December 31,

	Preferred Stock
	Series A		Series B		Series C		Series D		Series E-1		Series E-2
	Number of Shares	Stock	Number of Shares	Stock	Number of Shares	Stock	Number of Shares	Stock	Number of Shares	Stock	Number of Shares	Stock Amount

Balance at December 31, 2007	1,408,443	$1,408	7,989,795	$7,990	9,981,533	$9,982	-	$-	-	$-	-	$-

Stock options exercised	-	-	-	-	-	-	-	-	-	-	-	-

Stock Issued on July 17, 2008	-	-	-	-	-	-	7,829,274	7,829	-	-	-	-

Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	-

Net loss	-	-	-	-	-	-	-	-	-	-	-	-

Balance at December 31, 2008	1,408,443	1,408	7,989,795	7,990	9,981,533	9,982	7,829,274	7,829	-	-	-	-

Stock options exercised 2009	-	-	-	-	-	-	-	-	-	-	-	-

Issuance of Series F convertible preferred
stock, net of issuance cost	(140,844)	(141)	(7,083,363)	(7,083)	(9,879,964)	(9,879)	(7,777,664)	(7,777)	140,844	141	7,083,363	7,083

Beneficial conversion feature	-	-	-	-	-	-	-	-	-	-	-	-

Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	-

Net loss	-	-	-	-	-	-	-	-	-	-	-	-

Balance at December 31, 2009	1,267,599	$1,267	906,432	$907	101,569	$103	51,610	$52	140,844	$141	7,083,363	$7,083

BELLA PICTURES, INC.
Statements of Stockholders’ Equity (Deficiency) (continued)
For the year ended December 31,

	Preferred Stock								Common Stock
	Series E-3		Series E-4		Series F		Junior
													Total
	Number of Shares	Stock Amount	Number of Shares	Stock Amount	Number of Shares	Stock Amount	Number of Shares	Stock Amount	Number of Shares	Stock Amount	Additional Paid-In Capital	Accumulated Deficit	Stockholders' Equity(Deficiency)

Balance at December 31, 2007	-	$-	-	$-	-	$-	-	$-	3,302,410	$3,302	$24,480,998	$(29,902,622)	$(5,398,942)

Stock options exercised	-	-	-	-	-	-	-	-	61,635	62	11,923	-	11,985

Stock Issued on July 17, 2008	-	-	-	-	-	-	-	-	-	-	15,092,002	-	15,099,831

Stock-based compensation	-	-	-	-	-	-	-	-	-	-	109,297	-	109,297

Net loss	-	-	-	-	-	-	-	-	-	-	-	(18,550,382)	(18,550,382)

Balance at December 31, 2008	-	-	-	-	-	-	-	-	3,364,045	3,364	39,694,220	(48,453,004)	(8,728,211)

Stock options exercised 2009	-	-	-	-	-	-	-	-	32,239	32	2,865	-	2,897

Issuance of Series F convertible preferred stock,
net of issuance cost	3,108,650	3,108	6,229,357	6,229	9,857,285	9,857	1	-	-	-	10,174,213	-	10,175,751

Beneficial conversion feature	-	-	-	-	-	-	-	-	-	-	1,845,247	-	1,845,247

Stock-based compensation	-	-	-	-	-	-	-	-	-	-	139,410	-	139,410

Net loss	-	-	-	-	-	-	-	-	-	-	-	(16,985,411)	(16,985,411)

Balance at December 31, 2009	3,108,650	$3,108	6,229,357	$6,229	9,857,285	$9,857	1	$-	3,396,284	$3,396	$51,855,955	$(65,438,415)	$(13,550,317)

The accompanying notes are an integral part of these financial statements.

BELLA PICTURES, INC.
Statements of Cash Flows
December 31,

	2009	2008
Cash flows from operating activities:
Net loss	$(16,985,411)	$(18,550,382)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	922,408	612,189
Interest expense on Bridge Financing	5,077,247	-
Change in fair value of warrant liability	770,150	-
Interest expense relating to the conversion of debt to preferred stock	220,980	-
Stock-based compensation	139,410	109,297
Changes in operating assets and liabilities:
Prepaid expenses	97,413	76,953
Other current assets	241,068	(560,353)
Accounts payable	(274,817)	141,210
Accrued liabilities and other long term liabilities	73,744	(206,922)
Customer deposits	(931,758)	102,153
Deferred revenue	199,490	3,538,350
Net cash used in operating activities	(10,450,076)	(14,737,505)

Cash flows from investing activities:
Purchases of property and equipment	(1,080,475)	(1,583,391)
Restricted cash and certificates of deposit	4,783,354	(7,448,138)
Other long-term assets	15,529	(10,611)
Net cash provided by (used in) investing activities	3,718,408	(9,042,140)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,897	11,985
Proceeds from issuance of preferred stock, net of expenses	9,954,771	15,099,831
Proceeds from borrowings	-	6,982,113
Payment of long-term notes payable	(2,658,842)	(1,047,113)
Net cash provided by financing activities	7,298,826	21,046,816

Net increase (decrease) in cash and cash equivalents	567,158	(2,732,829)

Cash and cash equivalents at beginning of period	127,337	2,860,166

Cash and cash equivalents at end of period	$694,495	$127,337

Supplemental disclosure of cash flow activities:
Cash paid for interest	$304,935	$205,906
Income tax paid	$4,638	$1,480

Supplemental schedule on non-cash financing activities:
Conversion of debt and accrued interest to preferred stock	$10,348,178	-

The accompanying notes are an integral part of these financial statements.

Bella Pictures, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2009 and 2008

NOTE 1 – ORGANIZATION

Description of Business

Bella Pictures, Inc. (the “Company’) was founded on August 1, 2003 and was incorporated in Delaware on January 20, 2006.  The Company is a national wedding photography company, establishing industry standards for value, quality and customer service.  The Company sells wedding photography services and products in over 40 states in the United States.  These services and products include wedding packages which consist of wedding photographer services to photograph the wedding, and the production of digital negative compact disks (“CDs”), prints, digital video disk (“DVD”) montages, and various combinations of albums.  The Company also offers pre-wedding engagement photography and wedding video services. The Company uses a photojournalist approach to photographing weddings with the goal of telling the story of the customer’s wedding day.

NOTE 2 – BASIS OF PRESENTATION

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  The Company has incurred losses since inception and incurred net losses of $16,985,411 and $18,550,382 for the years ended December 31, 2009 and 2008, respectively.  The Company’s current liabilities exceed its current assets by $8,698,022 whiles its total liabilities exceed its total assets by $13,550,317 as of December 31, 2009.  The Company’s expectations as to its cash flows and future cash balances are subject to a number of assumptions, including anticipated revenues and customer purchasing and payment patterns, many of which are beyond the Company’s control.  Since December 31, 2009, the Company raised the following funds to support its operations:

•
On February 25, 2010, the Company issued subordinated convertible promissory notes to certain existing investors in the Company pursuant to the Note and Warrant Purchase Agreement (the “Bridge Financing”) and warrants to purchase Preferred Stock of the Company.  The initial principal balance of the subordinated convertible promissory notes was $2.0 million.  The notes are convertible at 100% of principal amount invested into either Series F shares or the next round of financing.

•
On May 20, 2010, the Company issued subordinated convertible promissory notes to certain existing investors in the Company pursuant to the Bridge Financing and warrants to purchase Preferred Stock of the Company.  The initial principal balance of the subordinated convertible promissory notes was $5.0 million.  The notes are convertible at 100% of principal amount invested into either Series F shares or the next round of financing (in the event of such financing occurring on or before February 24, 2011).  The notes issued amended the Secured Subordinated Convertible Promissory Notes originally issued by the Company on February 25, 2010, in that the outstanding principal and any accrued but unpaid interest automatically converts in whole into such Equity Securities on the same terms and subject to the same conditions as are applicable in such Qualified Financing and at a conversion price equal to seventy-five percent (75%) of the lowest price per share paid by the Investors purchasing the Equity Securities in the Qualified Financing.

•
Based on the above funds received to be used in operations, management believes they have sufficient funds to support the Company’s operations. However, the Company has incurred significant losses since inception, and if the Company’s business does not go as planned, the Company may need to raise additional funds prior to the expiration of this period. If the Company decides to raise additional funds, it could be difficult to obtain additional financing on favorable terms, or at all, due to the Company’s financial condition. If the Company cannot raise needed funds on acceptable terms, or at all, it may not be able to respond to competitive pressures or grow its business, or the Company may be required to undertake further expense reduction measures. Such events may have a materially adverse impact on Company’s financial position and results of operations.

Bella Pictures, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2009 and 2008

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.

The Company’s management regularly assesses these estimates which primarily affect revenue recognition, refund reserve, common stock, stock warrants, stock options and the valuation allowances associated with deferred tax assets.  Actual results could differ from those estimates and such differences may be material to the financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of 90 days or less to be cash equivalents.  These investments are stated at cost, which approximates market value.  As of December 31, 2009 amounts in Cash and cash equivalents consisted of $694,495 in cash.  As of December 31, 2008, amounts include $70,728 in cash and $56,609 in money market & mutual funds.

Substantially all of the Company’s cash and cash equivalents are maintained in interest-bearing accounts with one major financial institution. Cash balances maintained by the Company periodically exceed the federally insured amount.  The Company has not experienced any losses in this regard and does not believe that it is exposed to undue risk.

Restricted Cash and Certificates of Deposit

The Company has an arrangement with First Data Company (Visa/Master card processing) to maintain a certain amount in certificates of deposits and cash in order to be able to conduct credit card transactions. The Company maintained such deposits amounting to $2,698,138 and $7,448,138, classified as current asset on the balance sheet, as of December 31, 2009 and 2008, respectively.

The Company also has arrangements with Silicon Valley Bank which holds certificates of deposit for credit card processing in the amounts of $290,000 and $275,000 as of December 31, 2009 and 2008, respectively. The Company also maintained funds with Comerica Bank of $50,000 on deposit to be able to conduct Automatic Clearing House transactions as of December 31, 2008, which funds were released during 2009.  Finally, the Company maintained $106,987 and $105,552 as of December 31, 2009 and 2008, respectively, held by American Express to secure the use of its American Express credit card. These amounts are classified as other long-term assets on the balance sheet.

Fair Value Measurements

During 2008, the Company adopted on a prospective basis new accounting guidance for financial assets and liabilities that are re-measured and reported at fair value at each reporting period. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair value measurements are classified and disclosed in one of the following three categories:

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities.

Level 2—Valuations based other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Valuations based on inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

Bella Pictures, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2009 and 2008

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value Measurements (continued)

Financial instruments subject to fair value measurement include cash equivalents and restricted cash and certificates of deposit.  These instruments are valued using Level 1 inputs.

The Company’s redeemable convertible preferred stock warrants are valued using Level 3 inputs.  The fair value of the warrants was determined using the Option Pricing Model which factored into the liquidation preferences of each class of stock and warrants.  The following assumptions were used in the estimate: time to liquidity of 4 years, risk-free interest rate of 1.98% and volatility of 55%. The change in the value of the warrant liability is summarized below:

Balance, January 1,2009	$-
Warrants issued during the year	3,232,000
Loss on change in fair value of warrants recorded in other income	770,150

Balance, December 31, 2009	$4,002,150

At December 31, 2009 and 2008, the respective carrying values of the Company’s financial instruments, including cash and cash equivalents, prepaid expenses, other current assets, restricted cash and certificates of deposit, accounts payable and accrued expenses, approximated their fair values due to the relatively short-term nature of these accounts. The carrying values of the Company’s other long-term assets approximated their fair values due to the nature of the accounts, which consists of mostly deposits and restricted cash.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years.  Leasehold improvements are amortized over the lives of the respective leases or the useful lives of the improvements, whichever is shorter.

The Company capitalizes certain internal and external costs related to the development and enhancement of the Company’s website.  Capitalized website costs are included in property and equipment.

Warrant Liability

Authoritative accounting guidance prescribes that warrants issued under contracts that could require net-cash settlement should be classified as liabilities and contracts that only provide for settlement in shares should be classified as equity.  In order for a contract to be classified as equity, specific conditions must be met.  These conditions are intended to identify situations in which net cash settlement could be forced upon the issuer to indicate liability classification.  The Company issued convertible preferred stock warrants in connection with various bridge loans as noted in Note 9 that include the possibility of net-cash settlement. These warrants are therefore classified as a warrant liability on the Company’s balance sheet and are subject to fair value re-measurement at each balance sheet date, until exercise or expiration.  Any change in fair value is recognized as a component of other income (expense) in the accompanying statements of operations.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes.  Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.  Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be recovered.

Bella Pictures, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2009 and 2008

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes (continued)

On January 1, 2009, the Company adopted new guidance that clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  It also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Upon adoption, a full inventory of tax positions was compiled by management by reviewing the Company’s current permanent and temporary timing differences, tax positions taken in current and prior tax returns, non-filing exposures, tax positions not taken (deductions available, but not taken, which were deemed to be not applicable), current contingency accrual items, taxing authority examinations and book accounting policies.

The Company files income tax returns in the United States federal jurisdiction and various state jurisdictions.  Pursuant to the statue of limitations, the Company is open to audit by the Internal Revenue Service (“IRS”) for its 2006 through 2009 tax years and various state taxing authorities for 2005 through 2009 tax years. The Company currently does not have any examinations in progress with the IRS or states. The Company does not anticipate that there will be any material changes in its unrecognized tax positions over the next 12 months.

Share-Based Compensation

The Company recognizes expenses related to stock-based compensation awards that are ultimately expected to vest based on estimated fair values on the date of grant using the Black-Scholes option-pricing model.  Compensation expense recognized includes the compensation cost for all share-based payment awards granted to employees, based on the grant-date fair value.  Stock compensation expense is recognized on a straight-line basis over the requisite service period of the award, which generally equals the vesting period. Stock-based compensation expense recognized is shown in the cash flows from operating activities section of the statements of cash flows.

The Company estimates potential forfeitures of stock grants and adjusts stock-based compensation expense accordingly.  The estimate of forfeitures is adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from the prior estimates.  Changes in estimated forfeitures are recognized in the period of change and impact the amount of stock compensation expense to be recognized in future periods, which could be material if actual results differ significantly from the Company’s estimates.

Revenue Recognition

Each significant item listed in a customer contract is separately recognized as revenue based on its relative fair value after all revenue recognition criteria are met.  Generally, revenue from each element is recognized as and when delivered.

The Company recognizes revenue when all of the following conditions are met for each element:

•	There is persuasive evidence of an arrangement;
•	The service has been provided to the customer;
•	The collection of the fees is reasonably assured; and
•	The amount of fees to be paid by the customer is fixed or determinable.

Prior to any services being performed, customers are usually required to make full payment of their package contract amount.  Generally these amounts are required to be paid at least 30 days prior to the wedding day.  These advance receipts are reflected as customer deposits.  Customers are allowed to get refunds prior to the wedding and before any services are provided.  The typical order for recognizing revenue for each element in the package is as follows:

1.
Engagement photography revenue, also referred to as a “Bridal”, consists of a 1 to 2 hour photography session approximately 1 to 3 months before the wedding.  The photographer will select 40-60 of the best images and send these to the Digital Operations Center for final processing and shipment to the customer.  Revenue is recognized when the images are shipped to the customer and posted on the internet (done at the same time, which is usually 30 days after the Engagement session).

2.	Wedding day still photography revenue is recognized in the month the wedding takes place.

Bella Pictures, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2009 and 2008

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition (continued)

3.	Wedding day video photography revenue is recognized in the month the wedding takes place.

4.
Digital negatives revenue is deferred starting in the month of the wedding and is recognized in the month the media (usually a compact disk (“CD”)) containing the digital negatives is mailed to the customer.  Shipment is required to occur within 30 days of the wedding.

5.
Video photography raw footage, highlight reel, and documentary reel revenue is deferred starting in the month of the wedding and is recognized as income when shipped, generally within 120 days after the wedding.

6.
Prints revenue is deferred starting in the month of the wedding.  Revenue is recognized as income when customers redeem their package print gift certificate by going to Pictage.com or beginning in August 2008 to Bellapictures.com and selecting the prints they want.  These prints are mailed and revenue is recognized in the month of mailing, typically within 30 to 120 days after the wedding.  Revenue may also be recognized when the likelihood of the gift certificate being redeemed by the customer becomes remote (“gift certificate breakage”).  The Company determines the gift certificate breakage based upon historical redemption patterns which show that after 12 months the likelihood of redemption is remote.

7.	Customer purchases of prints in addition to the package gift certificate are recognized as revenue upon shipment.

8.
Digital video disk (“DVD”) montage revenue is deferred starting in the month of the wedding. After the digital negative process is complete, usually within 30 days of the wedding, a designer is contracted to select approximately 40 of the images they believe best tell the wedding story.  These images are displayed in a slide show, set to music selected by the customer before the wedding, and placed on a DVD.  The DVDs are typically mailed within 30 to 60 days after the wedding and the revenue is recognized upon shipment.

9.
Album revenue is deferred starting in the month of the wedding.  Due to the significant amount of customer involvement in the wedding album process, it takes an average of 6 months before shipment. Album revenue is recognized when the album is shipped to the customer.  If, after 5 years from the wedding date, the customer has failed to finish the album process, and if at that time there is no evidence that the customer will require any performance by the Company, the previously deferred revenue will be recognized in income as album revenue, based on historical patterns that indicate the likelihood of a customer completing their album after 5 years is remote.

The Company accounts for sales and other use taxes on a net basis.

Cost of Revenue

Cost of revenue consists primarily of salaries, benefits, travel, allocated overheads of employees and independent contractors who provide services related to professional photography and the cost of the components of the package items shipped. Costs of components are capitalized, recorded in other current assets line and recognized as cost of revenue as and when product is shipped to the customer.

Shipping and Handling Costs

Shipping and handling costs related to delivery of finished goods are included in cost of revenue.  Shipping and handling costs were $257,323 and $385,345 for the years ended December 31, 2009 and 2008, respectively.

Advertising Expenses

Advertising costs are expensed as incurred.  The Company incurred approximately $2,309,468 and $3,959,124 in advertising costs, including costs of advertising, trade show costs and promotional materials for the years ended December 31, 2009 and 2008, respectively.

Bella Pictures, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2009 and 2008

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In September 2009, the Financial Accounting Standards Board (“FASB”) issued new authoritative guidance, Accounting Standards Update (“ASU”) 2009-13, Revenue Recognition (Topic 605): Multiple –Deliverable Revenue Arrangements – a consensus of the FASB Emerging Issues Task Force, (formerly EITF 08-1, Revenue Arrangements with Multiple Deliverables), which provides guidance on determining multiple elements in an arrangement and how total consideration should be allocated amongst the elements. It also expands disclosure requirements for multiple-element arrangements. Concurrently, the FASB also issued new authoritative guidance for arrangements that include both software and tangible products that excludes tangible products and certain related elements from the scope of the revenue recognition authoritative guidance specific to software transactions. The standards must both be adopted in the same period and can be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted, or they can be adopted on a retrospective basis. The Company has not yet adopted the standards. The Company expects that this modification may have an impact on the financial position and results of operations in future periods, but the nature and magnitude of specific effects will depend on the nature, terms and size of the transactions that are materially modified or consummated in the future.

In January 2010, the FASB issued new standards to update and amend existing standards on fair value measurements and disclosures.  These standards require new disclosures on the amount and reason for transfers in and out of Level 1 and Level 2 fair value measurements.  The standards also require disclosure of activities in Level 3 fair value measurements that use significant unobservable inputs, including purchases, sales, issuances, and settlements.  The standards also clarify existing disclosure requirements on levels of disaggregation, which requires fair value measurement disclosure for each class of assets and liabilities, and disclosures about valuation techniques and inputs used to measure fair value of recurring and non-recurring fair value measurements that fall in ether Level 2 or Level 3.

The new disclosures and clarifications of existing disclosures are effective for the Company’s reporting period beginning January 1, 2010, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for the Company’s fiscal year beginning January 1, 2011.  The adoption of this guidance is not expected to have a material impact on the financial statements.

NOTE 4 – PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following at December 31,

	2009	2008

Machinery and equipment	$1,660,371	$1,787,149
Website	1,309,641	676,449
Leasehold improvemens	250,577	234,012
	3,220,589	2,697,610
Less: accumulated depreciation and amortization	(1,039,603)	(674,691)

Property and equipment, net	$2,180,986	$2,022,919

Depreciation and amortization expenses were $922,408 and $612,189 for the years ended December 31, 2009 and 2008, respectively.

NOTE 5 – FINANCING ARRANGEMENTS

On March 17, 2006, the Company obtained a $2,000,000, 32-month term loan from Comerica Bank, secured by all tangible personal property including inventory and equipment.  This loan bore interest at the bank’s prime rate plus 1.5%.  The Company was subject to restrictive financial covenants in regards to this loan.  The loan was used for operations until the Company secured its Series C financing.  This loan was paid off in 2008.

Bella Pictures, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2009 and 2008

NOTE 5 – FINANCING ARRANGEMENTS (continued)

On March 7, 2008, the Company obtained a $2,500,000 line of credit from Comerica Bank, secured by all tangible personal property including inventory and equipment.  The loan expires in 36 months and bore interest at the bank’s prime rate plus 1.5%.  The Company was subject to restrictive financial covenants in regards to this loan.  The loan was used for operations until the Company secured its Series D financing.

On October 10, 2008, the Company obtained a $2,500,000, 42 month term loan from Silicon Valley Bank, secured by any and all properties, rights and assets.  The loan has an interest rate of 7%.  The Company is subject to restrictive financial covenants in regards to this loan.  This loan was used to pay off the $2,500,000 line of credit with Comerica Bank.  The outstanding balance under this agreement was $1,709,717 and $2,368,560 as of December 31, 2009 and 2008, respectively.

On October 10, 2008, the Company obtained a $5,000,000 line of credit from Silicon Valley Bank, secured by any and all properties, rights and assets.  The loan expired on April 9, 2010, and bears an interest at the bank’s prime rate plus 0.5%. The Company is subject to restrictive financial covenants in regards to this loan.  This loan was used to pay off the remainder of the Comerica term loan, $375,000, and for operations until the Company secured its Series E funding.  At December 31, 2008, $4,500,000 of the facility had been used.  During 2009, the line of credit was paid down with the release of funds from the Company’s $6,000,000 CD.  At December 31, 2009, $2,500,000 of the facility had been used.

On July 9, 2009, the Company entered into a Forbearance Agreement with Silicon Valley Bank for failing to comply with the minimum bookings covenant as required pursuant to the Loan Agreement for the fiscal quarter ended March 31, 2009. The Bank’s forbearance was enforceable through September 30, 2009.

At December 31, 2009, the Company was in violation of the covenant to submit its audited financial statements within 180 days after the Company’s year-end and obtained appropriate waivers from Silicon Valley Bank.

Future principal payments as of December 31, 2009 are as follows:

2010	$3,207,226
2011	759,084
2012	243,408

Total	$4,209,718

NOTE 6 – COMMITMENTS

The Company’s corporate office facilities are under non-cancelable operating leases for varying periods through 2013.  At December 31, 2009, future annual minimum lease payments under these leases are as follows:

2010	$704,403
2011	660,967
2012	620,532
2013	532,110

$2,518,012

Bella Pictures, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2009 and 2008

NOTE 6 – COMMITMENTS (continued)

For the years ended December 31, 2009 and 2008, the Company incurred rent expense of $826,421 and $542,090, respectively.  Although certain of the operating lease agreements provide for escalating rent payments over the term of the lease, rent expense under these agreements is recognized on a straight-line basis.  As of December 31, 2009 and 2008, the Company has accrued $45,327 and $11,013, respectively, of deferred rent related to these agreements, which is reflected in accrued liabilities in the accompanying balance sheet.

NOTE 7 – EMPLOYEE BENEFIT PLAN

On July 1, 2007, the Company established a 401(k) Plan (the “Plan”) covering substantially all employees of the Company.  As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees.  Contributions to the Plan are limited to a maximum amount as set periodically by the Internal Revenue Service.  To date, the Company has not made any contributions to the Plan.

NOTE 8 – INCOME TAXES

Due to the Company’s (i) net operating losses since inception and (ii) present inability to recognize the potential benefits of its net operating loss carry forwards, as described below, the provision for income taxes consists primarily of minimum state taxes.  The tax effects of temporary differences and carry forwards that give rise to significant portions of the deferred tax assets are as follows at December 31,:

	2009	2008
Deferred tax assets

Net operating loss	$21,311,966	$18,047,920
Depreciation	(10,467)	(26,296)
Accruals and reserves	1,060,225	138,919
Total deferred tax assets	22,361,724	18,160,543
Valuation allowance	(22,361,724)	(18,160,543)

Total deferred tax assets	$-	$-

As of December 31, 2009, the Company had net operating loss carry forwards for federal and California income tax purposes of $55,813,374 and $19,383,568, respectively. In addition, the Company has approximately $26,000,000 of operating loss carryforwards in several other state jurisdictions. The federal net operating loss carryforwards expire beginning 2024 through 2029.  For state purposes, the net operating loss carryforwards are in several jurisdictions but generally begin to expire in 2015.  Realization of the deferred tax assets is dependent upon future taxable income, the amount and timing of which are uncertain.  Accordingly, the Company’s deferred tax assets have been fully offset by a valuation allowance at December 31, 2009. The net valuation allowance increased by $4,201,181 and $7,151,192 during the years ended December 31, 2009 and 2008, respectively.

Utilization of the net operating loss carryforwards may be subject to annual limitations due to the ownership percentage change provisions contained in Section 382 of the Internal Revenue Code and similar state provisions. The Company has not completed a Section 382 analysis as of December 31, 2009. The annual limitations may result in the inability to fully offset future annual taxable income and could result in the expiration of the net operating loss carryforwards before utilization.

The Company adopted new accounting guidance related to the accounting for and disclosure of uncertain tax positions on January 1, 2009. The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company evaluated all of its tax positions for which the statute of limitations remained open and determined there were no material unrecognized tax benefits as of January 1, 2009. In addition, there has been no material changes in unrecognized benefits during the year ended December 31, 2009.

Bella Pictures, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2009 and 2008

NOTE 8 – INCOME TAXES (continued)

The Company is subject to income taxes in the U.S. federal and various states jurisdictions. Tax regulations within each jurisdiction are subject to interpretation of the related tax laws and regulations and require the application of significant judgment. With few exceptions, the Company is no longer subject to U.S. federal and state and local income tax examinations by tax authorities for the years prior to December 31, 2006, for federal purposes and prior to December 31, 2005 for state purposes.  Notwithstanding the fact that prior tax years have closed for purposes of tax assessment, due to the operating loss carryforward position of the Company, the tax authorities have the ability to review the losses in closed tax years.  However, any adjustments would be limited to reduction in the net operating loss and credit carryforward.

There are no positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date.

There is no interest and penalties included in the statement of operations for the year ended December 31, 2009.  It is the Company’s policy to include interest and penalties related to uncertain tax positions in income tax expense.

NOTE 9 – STOCKHOLDERS’ EQUITY (DEFICIENCY)

Equity Transactions

On January 13, 2009, the Company issued subordinated convertible promissory notes to certain existing investors in the Company pursuant to the Secured Note and Warrant Purchase Agreement (the “Bridge I Financing”) and warrants to purchase Convertible Preferred Stock of the Company. The principal balance of the subordinated convertible promissory notes was approximately $3.1 million, with $1 million closed on January 12, 2009, $2 million closed on February 9, 2009, and $127,198 closed on May 8, 2009.  As part of the agreement, each investor that purchased at least its pro rata share of convertible notes issued pursuant to the Bridge I Financing were automatically deemed to have exchanged all of the shares of Series A, B, C, D Preferred Stock held by such investor as of the date of the Agreement for an equal number of shares of Series E-1, E-2, E-3, E-4 Preferred Stock of the Company, respectively. The notes accrue 6% interest and are convertible at 100% of principal amount invested into either Series D shares or the next round of financing (in the event of such financing occurring on or before October 15, 2009).

On June 19, 2009, the Company issued subordinated convertible promissory notes to certain existing investors in the Company pursuant to the Secured Note and Warrant Purchase Agreement (the “Bridge II Financing”) and warrants to purchase Convertible Preferred Stock of the Company. The principal balance of the subordinated convertible promissory notes was $3.0 million, with $1 million closed on June 19, 2009 and $2.0 million closed on August 5, 2009.  The notes accrue 6% interest and are convertible at 200% of principal amount invested into either Series D shares or the next round of financing (in the event of such financing occurring on or before October 15, 2009).

In September 2009, the Company obtained a waiver and first amendment to Bridges I and II, extending the maturity dates for notes dated January 13, 2009, February 9, 2009, May 8, 2009, June 19, 2009, and August 5, 2009 from October 15, 2009 to December 15, 2009.

In October 2009, the Company established a third (secured) Bridge Financing Agreement (the “Bridge III Financing”) which allowed it to raise an additional $1,250,000 in financing. Upon establishing this new agreement, the Company raised $1,000,000 in short term convertible debt and issued warrants to purchase Convertible Preferred Stock of the Company.  The notes accrue 6% interest and are convertible at 200% of principal amount invested into either Series D shares or the next round of financing (in the event of such financing occurring on or before December 15, 2009).

On November 9, 2009, the Company established a fourth (secured) Bridge Financing Agreement (the Bridge IV Financing) which allowed it to raise an additional $2,000,000 in financing. Upon establishing this new agreement, the Company raised $1,000,000 in short term convertible debt and issued warrants to purchase Convertible Preferred Stock of the company.  The notes accrue 6% interest and are convertible at 200% of principal amount invested into either Series D shares or the next round of financing (in the event of such financing occurring on or before December 15, 2009).

Bella Pictures, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2009 and 2008

NOTE 9 – STOCKHOLDERS’ EQUITY (DEFICIENCY) (continued)

Equity Transactions (continued)

On November 20, 2009, the Company issued 9,857,285 shares of Series F convertible preferred stock (“Series F financing”) at $1.0498 per share for cash proceeds of $2.0 million and the conversion of $8,127,198 of notes payable and related accrued interest of $220,980. Total issuance costs incurred amounted to $172,427.

The following table summarizes the Bridge Financing which was converted to Series F Preferred Stock as of December 31, 2009.

	Principal	Number of Series F	Related
	Amount	Warrants Issued	Debt Discount

Bridge I Financing	$3,127,198	2,978,844	$921,000
Bridge II Financing	3,000,000	5,715,367	1,716,247
Bridge III Financing	1,000,000	1,905,122	1,220,000
Bridge IV Financing	1,000,000	1,905,122	1,220,000
Total	$8,127,198	12,504,455	$5,077,247

Convertible Preferred Stock

Convertible preferred stock as of December 31, 2009, consisted of the following:

	Shares	Shares Issued	Liquidation	Liquidation
Series	Authorized	and Outstanding	Preference Per Share	Preference

A	2,708,623	1,267,599	$0.7100	$899,995
B	940,484	906,432	$0.8810	$798,567
C	6,919,051	101,569	$1.6245	$164,999
D	1,638,624	51,610	$1.9375	$100,000
E-1	2,219,467	140,844	$0.7100	$99,999
E-2	8,023,847	7,083,363	$0.8810	$6,240,443
E-3	10,027,701	3,108,650	$1.6245	$5,113,729
E-4	7,867,981	6,229,357	$1.9375	$12,070,002
F	27,328,899	9,857,285	$2.0996	$20,696,356
Junior Preferred	1	1	$-	$-

	67,674,678	28,746,710		$46,184,090

The holders of convertible preferred stock have various rights and preferences as follows:

Voting

Each share of Series A, B, C, D, E and F convertible preferred stock (collectively, the “convertible preferred stock” or “Senior Preferred”) has voting rights equal to an equivalent number of shares of common stock into which it is convertible.

Dividends

Holders of Series A, B, C, D, E-1, E-2, E-3, E-4, and F convertible preferred stock are entitled to receive noncumulative dividends in cash at the per annum rate of $0.0508, $0.0705, $0.1297, $0.1550, $0.0508, $0.0705, $0.1297, $0.1550, and $0.0840 per share, respectively, when and if declared by the Board of Directors (the “Board”).  No dividends on the convertible preferred stock or common stock were declared by the Board during the years ended December 31, 2009 and 2008

Bella Pictures, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2009 and 2008

NOTE 9 – STOCKHOLDERS’ EQUITY (DEFICIENCY) (continued)

Convertible Preferred Stock(continued)

Liquidation

In the event of any liquidation, dissolution, or winding up of the Company including a merger, acquisition, or sale of assets where the beneficial owners of the common stock and the convertible preferred stock own less than 50% of the resulting voting power of the surviving entity, the holders of the convertible preferred stock are entitled to receive $0.71, $0.881, $1.6245, $1.9376, $0.71, $0.881, $1.645, $1.9376, and $2.0996 per share for Series A, B, C, D, E-1, E-2, E-3, E-4, and F respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of common stock.  The remaining assets, if any, shall be distributed ratably to the holders of common stock in proportion to the number of shares of common stock held by them.  Should the Company’s legally available assets be insufficient to satisfy the convertible preferred stock liquidation preferences, the funds will be distributed ratably to holders of the convertible preferred stock

Conversion

Each share of the convertible preferred stock is convertible into shares of common stock, at the option of the holder, according to a conversion ratio currently 0.71/0.508, 0.881/0.881, 1.6245/1.6245, 1.9376/1.9376, 0.71/0.71, 0.881/0.881, 1.6245/1.6245, 1.9376/1.9376, 1.0498/1.0498 for Series A, B, C, D, E-1, E-2, E-3, E-4, and F, respectively, subject to adjustment for dilution.  Each share of the convertible preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then-effective conversion ratio upon the earlier to occur of: (1) the affirmative vote of at least seventy percent (70%) of the Preferred Stock (voting together as a single class and not as separate series, and on as-if converted to Common Stock basis), or (2) the consummation of a firmly underwritten public offering provided that the aggregate gross proceeds to the Company in such offering (prior to underwriting discounts and commissions) are not less than $40,000,000 and such offering is expected to result in a market capitalization of the Company of at least $150,000,000.

A sale of all or substantially all of the Company’s assets or merger or consolidation of the Company with another entity is treated as a liquidation unless, following such transaction, the Company stockholders directly or indirectly own, in the aggregate, more than 50% of the total voting power of the surviving or acquiring entity. These liquidation provisions and the extent of preferred stock holdings result in the preferred stock having redemption features that are not solely in the control of the Company. ASC 480, Classification and Measurement of Redeemable Securities, would require the Company, if it were publicly traded, to classify its convertible preferred stock outside of permanent equity, between liabilities and stockholders’ equity because a potential purchaser could acquire a majority of the voting outstanding stock, triggering a redemption that is outside of the Company’s control.  However, since it is not publicly traded, the Company has elected to classify its convertible preferred stock as permanent equity.

Junior Preferred

The Junior Preferred does not have any rights to dividends, liquidation preference, voting, and redemption.  It does not have rights to convert to Common Stock; provided that in the events of an initial public offering of the Company in which all of the outstanding shares of the Senior Preferred convert to Common Stock, the Junior Preferred will automatically convert in to that number of shares of Common Stock equal in value up to the previous liquidation preference of the shares of Series C Preferred Stock and Series D Preferred Stock Exchanged for Junior Preferred pursuant to the Bridge Financing or up to $14 million.

Common Stock

At December 31, 2009, the Company had reserved shares of common stock for future issuance as follows:

Options outstanding under the stock option plan	5,137,961
Options available for future grants under the stock option plan	6,847,081
Convertible preferred stock outstanding	28,746,710
Warrants to purchase convertible preferred stock	12,504,455
Warrants to purchase common stock	27,500

53,263,707

Bella Pictures, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2009 and 2008

NOTE 9 – STOCKHOLDERS’ EQUITY (DEFICIENCY) (continued)

Stock Warrants

The Company issued fully vested warrants to purchase 811,024 and 34,052 shares of Series A and Series B convertible preferred stock, respectively, as part of its 2004 and 2005 equipment loan and convertible debt agreements. The Company issued fully vested warrants to purchase 46,168 and 38,707 shares of Series C and Series D convertible preferred stock, respectively, as part of its 2008 debt agreements.  The Company issued fully vested warrants to purchase 27,500 of common stock. The fair value of these warrants is deemed insignificant.

In January through November 2009, in conjunction with and in connection to the Bridge Financing, the Company issued a total of 12,504,455 shares of Series F convertible preferred stock at an exercise price of $1.0498 per share. These 7-year term warrants expire at various dates in 2016. These warrants were fair-valued using the Option pricing model and classified as a liability on the Company’s balance sheet.  The book value of the related bridge loans was reduced by the fair value of the warrants.  The bridge loans are convertible to preferred stock, and due to the debt discount, a beneficial conversion feature is required to be accounted in accordance with generally accepted accounting principles.  The total beneficial feature of $1,845,247 was recorded to additional paid-in capital and a further reduction to the carrying value of the related loans payable.  The total debt discount of $5,077,247 was amortized as interest expense over the term of the related notes.  The unamortized portion of the debt discount was debited to interest expense on the conversion date as all the notes were converted to Series F Preferred Stock.

As of December 31, 2009, all warrants remain outstanding and are recorded at fair value at that date.

NOTE 10 – STOCK OPTION PLANS

2005 Stock Option Plan

In 2005, the Company adopted the 2005 Stock Option Plan (the “2005 Plan”), which authorized 2,783,269 shares of common stock for the granting of stock options.  Subsequently, the number of authorized shares was increased to 6,602,228.  The 2005 Plan provides for the granting of stock options to employees, consultants, and directors of the Company.  Options granted under the 2005 Plan may be either incentive stock options or nonstatutory stock options.  Incentive stock options (“ISOs”) may be granted only to Company employees (including officers and directors who are also employees).  Nonstatutory stock options (“NSOs”) may be granted to Company employees and consultants.

Options under the 2005 Plan may be granted for periods up to 10 years and at prices no less than 110% of the estimated fair value of the shares on the date of grant for those who own stock representing more than 10% of the voting power of all classes of stock of the Company and at prices no less than 85% for those who don’t.  Options generally become exercisable in monthly equal increments over a four-year vesting period subject to a first-year vesting of 25% upon the first-year vesting anniversary and expire at the end of 10 years from the date of grant or sooner if terminated by the Board.

Share-Based Compensation

The Company determined the fair value of each option award on the date of grant using the Black-Scholes valuation model.  The Company’s assumptions about stock-price volatility have been based on the volatility of publicly traded peer group companies for the expected term of the options.

The Company estimated the expected term of options granted by taking the average of the vesting term and the contractual term of the option.

The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Forfeitures have been estimated based on historical experience.

Share-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest.

Bella Pictures, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2009 and 2008
NOTE 10 – STOCK OPTION PLANS (continued)

Share-Based Compensation (continued)

The following table presents the weighted-average assumptions used to estimate the fair values of the stock options granted in the years ended December 31,:

	2009	2008

Risk-free interest rate	3.04%	3.65%
Expected stock price volatility	50%	50%
Expected life (in years)	6.08%	6.08%
Expected divident rate	0%	0%

Total share-based compensation expense included in the results of operations for the years ended December 31,:

	2009	2008

Sales, marketing and business development	$46,369	$30,389
General and administrative	93,040	78,908

	$139,409	$109,297

Details of activity under the 2005 Plan for the two years ending December 31, 2009 are as follows:

	Shares	Number of	Weighted-
	Available	Options	Average
	for Grant	Outstanding	Exercise Price

Balances at December 31, 2007	1,440,404	3,609,100	$0.13

Authorized	1,443,959	-	$-
Granted	(1,937,517)	1,937,517	$0.43
Exercised	-	(61,635)	$0.19
Canceled/forfeited	170,184	(170,184)	$0.25

Balances at December 31, 2008	1,117,030	5,314,798	$0.23

Authorized	5,585,453	-	$-
Granted	(478,000)	478,000	$0.11
Exercised	-	(32,239)	$0.09
Canceled/forfeited	622,598	(622,598)	$0.15

Balances at December 31, 2009	6,847,081	5,137,961	$0.23

	Weighted-	Weighted-Average	Average Remaining
	Outstanding	Exercise Price	Contractual Term
	Options	Per Share	(in Years)

Options vested and exercisable at December 31, 2009	3,257,461	$0.17	7.40

As of December 31, 2009, there was $519,788 of unrecognized compensation relating to outstanding stock options, net of forecasted forfeitures.  This amount is expected to be recognized over a weighted- average period of 3.47 years. The weighted-average grant-date fair value of share options granted was $0.23 and $0.23 during 2009 and 2008, respectively.

Bella Pictures, Inc.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2009 and 2008

NOTE 11 – SUBSEQUENT EVENTS

For the year ended December 31, 2009, the Company has reviewed its operations through September 23, 2010 for any events or transactions subsequent to December 31, 2009 that may require recognition or disclosure in the financial statements. In addition to the subsequent events disclosed in Note 1, the following events occurred subsequent to December 31, 2009:

On January 20, 2010, the Company amended the Loan Agreement entered into with Silicon Valley Bank to make a bridge loan available to the Company. The amendment converts the bridge loan to term loan in August 2010 if certain financing covenants are achieved.